EXHIBIT 3.1

                         EXPLANATORY NOTE

Set forth below is the entire amended text of the Certificate of Incorporation (the "Certificate") of the Registrant as currently in effect. The following text reflects amendments to the Certificate that were approved by the Registrant's stockholders on May 31, 1995 and April 23, 1998.




                   CERTIFICATE OF INCORPORATION
                                OF
                       KUHLMAN CORPORATION


     FIRST:  The name of the corporation is Kuhlman Corporation
(the "Corporation").

     SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center,
1209 Orange Street in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at that address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

     FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is as follows:

      (A)2,000,000 shares of Preferred Stock of the par value of $1.00 per share (the "Preferred Stock"); and

      (B)40,000,000 shares of Common Stock of the par value of $1.00 per share (the "Common Stock").

     The designations, voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the above classes of stock and other general provisions relating thereto shall be as follows:

                              PART I

                         PREFERRED STOCK

     1. The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, and for such consideration or considerations as the Board of Directors may determine, with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, all except as otherwise required by law or this Certificate of Incorporation, and including but without limiting the generality of the foregoing, the following:

          (a) The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors.

          (b) The dividend rate or rates on the shares of such series and the relation which such dividends shall bear to the dividends payable on any other class of capital stock or on any other series of Preferred Stock, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether and upon what conditions such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate.

          (c) Whether the shares of such series shall be redeemable, and, if redeemable, whether redeemable for cash, property or rights, including securities of any other corporation, at the option of either the holder or the Corporation or upon the happening of a specified event, the limitations and restrictions with respect to such redemption, the time or times when, the price or prices or rate or rates at which, the adjustments with which and the manner in which such shares shall be redeemable, including the manner of selecting shares of such series for redemption if less than all shares are to be redeemed.

          (d) The rights to which the holders of shares of such series shall be entitled, and the preferences, if any, over any other series (or of any other series over such series), upon the voluntary or involuntary liquidation, dissolution, distribution or winding up of the Corporation, which rights may vary depending on whether such liquidation, dissolution, distribution or winding up is voluntary or involuntary, and, if voluntary, may vary at different dates.

          (e) Whether the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, whether and upon what conditions such purchase, retirement or sinking fund shall be cumulative or noncumulative, the extent to which and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof.

          (f) Whether the shares of such series shall be convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock or other securities of the Corporation, or the securities of any other corporation or entity, and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange.

          (g) The voting powers, full and/or limited, if any, of the shares of such series, and whether and under what conditions the shares of such series (alone or together with the shares of one or more other series) shall be entitled to vote separately as a single class, upon any merger or consolidation or other transaction of the Corporation, or upon any other matter, including without limitation the election of one or more additional directors of the Corporation in case of dividend arrearages or other specified events.

          (h) Whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any other series.

          (i) Any other preferences, privileges and powers and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation.

     2. All shares of Preferred Stock of any one series shall be of equal rank and identical in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon, if cumulative, shall be cumulative.

                             PART II

                           COMMON STOCK

     1. Except as otherwise required by law or by this Certificate of Incorporation, each holder of Common Stock shall have one vote for each share of Common Stock held by a holder on all matters voted upon by the holders of Common Stock.

     2. Subject to the preferential dividend rights, if any, applicable to shares of Preferred Stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement or sinking funds for Preferred Stock, the holders of Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

     3. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amounts to which the holders of any Preferred Stock shall be entitled, to share ratably in the remaining net assets of the Corporation.

                             PART III

                        GENERAL PROVISIONS

     1. Subject to the power of the Board of Directors to provide to the contrary with respect to any one or more series of Preferred Stock at any time authorized, no holder of stock of any class of the Corporation shall be entitled as a matter of right to purchase or subscribe for any part of any unissued stock of any class, or of any additional stock of any class of capital stock of the Corporation, or of the bonds, certificates of indebtedness, debentures, or other securities, whether or not convertible into other securities, but any such stock or other securities may be issued and disposed of pursuant to resolution by the Board of Directors to such persons, firms, corporations or associations and upon such terms and for such consideration (not less than the par value or stated value thereof) as the Board of Directors in the exercise of its discretion may determine and as may be permitted by law without action by the stockholders. The Board of Directors may provide for payment therefor to be received by the Corporation in cash, personal property, real property (or leases thereof) or services. Any and all shares of stock so issued for which the consideration so fixed has been paid or delivered, shall be deemed fully paid and not liable to any further call or assessment.

     2. Shares of any class or series of capital stock redeemed, converted, exchanged, purchased, retired or surrendered to the Corporation, or which have been issued and reacquired in any manner may, upon compliance with any applicable provisions of the Delaware General Corporation Law, be given the status of authorized and unissued shares of the same class.

     FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

               A.   The business and affairs of the
                    Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the by-laws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

               B. The directors of the Corporation need not be elected by written ballot unless the by-laws so provide.

               C.   Any action required or permitted to be
                    taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

               D.   Special meetings of stockholders of the
                    Corporation may be called only by the Chief
                    Executive Officer or by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term "Whole Board" shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

     SIXTH: The Board of Directors is expressly empowered to adopt, amend or repeal by-laws of the Corporation. Any adoption, amendment or repeal of the by-laws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the by-laws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least seventy percent (70%) of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote generally in elections of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the by-laws of the Corporation.

     SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors, or any class of them and/or between this Corporation and its stockholders, or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

     NINTH: Subject to the by-laws of the Corporation, the Corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

     TENTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.

     ELEVENTH: The incorporator is Kuhlman Corporation, a Michigan corporation, whose mailing address is 2343 Alexandria Drive, Suite 200, Lexington, Kentucky 40504.

     THE UNDERSIGNED incorporator hereby acknowledges that this Certificate of Incorporation is its act and deed and that the facts herein stated are true.

                                  KUHLMAN CORPORATION,
                                  a Michigan corporation


Dated: March 1, 1993              By: /s/ Robert S. Jepson, Jr.
                                      ---------------------------
                                        Robert S. Jepson, Jr.
                                        President and Chief
                                           Executive Officer